Exhibit 99.1

Boulder Brands Announces 2014 Fourth Quarter Results

Boulder, CO (February 26, 2015) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the fourth quarter ended December 31, 2014. For the fourth quarter of 2014 compared to the equivalent period of 2013:

•	Net sales increased 2.4% to $128.6 million, operating income decreased 36.5% to $8.3 million, non-GAAP operating income decreased 37.8% to $10.0 million, and adjusted EBITDA decreased 22.2% to $17.7 million.

•	Organic net sales, which include EVOL in the full fourth quarter of last year, decreased 1.5%. Excluding the impact from rebalancing inventories at the Company’s largest distributor, organic net sales increased 5.2%. Organic consumption growth, which is growth in scanned sales at retail, increased 4.9%.

•	GAAP diluted earnings per share for the fourth quarter of 2014 were $0.03, compared to $0.08 in last year’s fourth quarter.

•	Excluding certain items, non-GAAP diluted earnings per share for the fourth quarter of 2014 were $0.05, as compared to $0.11 in last year’s fourth quarter.

•	The Company updated its 2015 outlook and provided further detail for its earnings per share outlook. For 2015, the Company expects net sales to be in the range of $550 million to $560 million, a range of approximately 6% to 8% net sales growth. The Company continues to expect adjusted EBITDA to be in the range of $78 million to $82 million and earnings to be in the range of $0.25 per share to $0.29 per share.

Chairman and Chief Executive Officer Stephen Hughes stated, “2014 was a challenging year for three primary reasons - the weaker than expected operating environment for buttery spreads, service issues in our natural segment, and higher egg white costs, a key ingredient in our gluten free baking business. As a result, the company missed the expectations we set in the beginning of the year. The difficulties we experienced have given us a greater sense of urgency and the opportunity to strengthen our systems and processes in order to be better prepared for future growth than ever before.”

“In the fourth quarter we worked through a brand-by-brand inventory rebalancing with our largest distributor, which had a net adverse impact on our net sales growth for the Natural Segment brands and Earth Balance. In addition, during the fourth quarter we experienced softer consumption then expected in October and November, in part related to service issues in September; consumption improved in December and continued to strengthen in January. In addition, we continue to improve our operational processes. These improvements, combined with our key strategies, should result in stronger results in 2015,” concluded Mr. Hughes.

2014 Fourth Quarter Results

Total Company net sales in the fourth quarter of 2014 increased 2.4% to $128.6 million, compared to net sales of $125.5 million in the fourth quarter of 2013. Organic net sales, which include EVOL in the full fourth quarter of 2013 in our reported net sales, decreased 1.5% in the fourth quarter of 2014 compared to the fourth quarter of 2013. Organic net sales were impacted by the Company’s strategic decision to reassess its inventory management practices with its largest distributor, a further decline in Smart Balance spreads, a foreign currency exchange rate impact, and some moderation to the level of growth in the Company’s gluten free brands compared to the strong growth the Company has experienced over the past several quarters. Excluding the impact of the inventory rebalancing, organic net sales increased 5.2%, in line with an increase in consumption of 4.9%.

The chart below reconciles net sales to organic net sales for the fourth quarters of 2014 and 2013, by segment:

Reconciliation of Net Sales to Organic Net Sales – Fourth Quarter

$ in Millions	2014	2013
Natural Segment
Reported Net Sales	$77.4	$66.3
EVOL Pre-Ownership	-	5.0
Organic Natural Segment Net Sales	$77.4	$71.3

Balance Segment
Reported Net Sales	51.2	59.2

Total Company Reported Net Sales	$128.6	$125.5
Total Company Organic Net Sales	$128.6	$130.5

Net sales for the Company’s Natural segment increased 16.8% to $77.4 million in the fourth quarter of 2014 compared to $66.3 million in the fourth quarter of 2013. Organic net sales for the Natural Segment, which include EVOL in the prior year comparison, increased 8.6%. The Company’s gluten-free brands – Udi’s and Glutino – reported net sales growth of 23.5% and a decline of 30.3%, respectively. EVOL reported a strong organic net sales increase of 108.1%, led by distribution gains. Taking into account the inventory rebalance, organic sales growth for our Natural Segment increased 19%.

Net sales for the Company’s Balance segment declined 13.6% to $51.2 million in the fourth quarter of 2014 compared to $59.2 million in the fourth quarter of 2013. Earth Balance reported a net sales decrease of 6.8% in the fourth quarter of 2014 compared to the fourth quarter of 2013, primarily as a result of inventory rebalancing with our largest distributor. Taking into account the inventory rebalance, organic net sales growth for our Balance Segment decreased 11.6%.

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income), net) for the fourth quarters of 2014 and 2013, by the Company’s Natural and Balance segments.

Segment Results – Fourth Quarter

$ in Millions	2014	Margin	2013	Margin
Net Sales:
Natural	$77.4		$66.3
Balance	51.2		59.2
	$128.6		$125.5
Gross Profit
Natural	$24.1	31.1%	$23.4	35.3%
Balance	23.3	45.6%	28.5	48.1%
	$47.4	36.9%	$51.9	41.4%
Brand Profit
Natural	$12.0	15.6%	$13.9	21.0%
Balance	18.7	36.5%	21.2	35.8%
	$30.7	23.9%	$35.1	28.0%

Gross profit in the fourth quarter of 2014 decreased 8.7% to $47.4 million, or 36.9% of net sales compared to $51.9 million, or 41.4% of net sales in the fourth quarter of 2013. Overall gross margin was primarily impacted by the mix shift to the faster-growing, but lower-margin Natural segment, and higher commodity costs, partially offset by egg white formula reductions.

Brand Profit for the Company’s Natural segment decreased 13.6% to $12.0 million in the fourth quarter of 2014 from $13.9 million in last year’s fourth quarter, negatively impacted by the mix shift to lower margin brands.

Brand Profit for the Company’s Balance segment decreased 11.9% to $18.7 million in the fourth quarter of 2014 from $21.2 million in the previous year’s quarter, negatively impacted by the decline in net sales.

The table below provides a reconciliation of GAAP operating income to non-GAAP operating income and non-GAAP adjusted EBITDA.

Reconciliation of Operating Income to Non-GAAP Operating Income and Adjusted EBITDA – Fourth Quarter

$ in Millions	2014	2013
Operating income	$8.3	$13.1
Add back certain items affecting operating income:
Restructuring, acquisition and integration-related costs	0.5	1.5
Non-recurring charges	1.2	1.5
Non-GAAP operating income	10.0	16.1
Add back non-cash and other items affecting operating income:
Depreciation and amortization	5.5	5.0
Stock-based compensation expense	2.2	2.0
Subtotal	17.7	23.1
Less other expense (income), net and net loss attributable to Noncontrolling interest	-	0.4
Adjusted EBITDA	$17.7	$22.7

The Company’s operating income was $8.3 million in the fourth quarter of 2014 compared to operating income of $13.1 million in the fourth quarter of 2013. Excluding certain items, non-GAAP operating income decreased to $10.0 million in the fourth quarter of 2014 compared to non-GAAP operating income of $16.1 million in the fourth quarter of 2013. The charges impacting operating income in the fourth quarter of 2014 primarily consist of relocation charges and severance. The fourth quarter of 2013 was unfavorably impacted by relocation charges, asset write-offs related to restructuring efforts associated with Udi’s facilities consolidation, and acquisition costs associated with EVOL. Fourth quarter 2014 operating income was also impacted by higher depreciation and amortization of approximately $0.5 million when compared to last year’s fourth quarter. Other expense, net, of $0.4 million in the fourth quarter of 2013, primarily includes foreign currency losses and other taxes.

Adjusted EBITDA decreased 22.2% to $17.7 million compared to last year’s fourth quarter of $22.7 million.

The table below provides a reconciliation of GAAP Net Income and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net Income and Earnings Per Share (EPS), Net of Tax – Fourth quarter

	Net Income ($Mil)		Diluted EPS ($ Per Share)
	2014	2013	2014	2013
Reported GAAP	$1.8	$4.9	$0.03	$0.08
Add back certain items:
Restructuring, acquisition and integration costs	0.2	0.8	-	0.02
Non-recurring charges	0.5	0.8	0.01	0.01
Tax rate adjustment	0.6	0.2	0.01	-
Total certain items	1.3	1.8	0.02	0.03

Non-GAAP excluding certain items*	$3.1	$6.7	$0.05	$0.11

*Diluted shares outstanding for Q4-14 = 63.6 million & Q4-13 = 63.5 million

Excluding the items noted above, and adjusting for a normalized tax rate of 45.2% in 2014 and 44.4% in 2013, non-GAAP net income in the fourth quarter of 2014 was $3.1 million, or $0.05 per share, compared with non-GAAP net income of $6.7 million, or $0.11 per share, in the fourth quarter of 2013.

The table below provides a reconciliation of brand profit by segment to GAAP income before income taxes.

Reconciliation of Brand Profit by Segment to GAAP Income Before Income Taxes

$ in Millions
Brand Profit:	2014	2013
Natural	$12.0	$13.9
Balance	18.7	21.2
Total reportable segments	30.7	35.1
Less:
General and administrative, excluding royalty income, net	21.9	20.6
Restructuring, acquisition and integration-related costs	0.5	1.5
Interest expense	4.2	3.6
Other expense, net	0.1	0.4
GAAP Income before income taxes	$4.0	$9.0

Outlook

The Company updated its 2015 outlook and provided further detail for its earnings per share outlook. For 2015, the Company expects net sales to be in the range of $550 million to $560 million. The Company continues to expect adjusted EBITDA to be in the range of $78 million to $82 million and earnings per share to be in the range of $0.25 to $0.29.

The Company provided the following updates regarding its outlook for 2015:

•	The Company expects overall net sales growth to be in the range of approximately 6% to 8%, as the Natural Segment is expected to grow approximately 13% and the Balance Segment is expected to decline approximately 2%.

•	The Company is increasing its gross profit margin outlook to reflect the improved pricing environment for egg whites. As a result, gross margin is expected to be approximately 38%.

•	Stock-based compensation expense is expected to be approximately $11 million.

•	G&A is expected to be approximately $96 million.

•	Capital expenditures are expected to be approximately $20 million.

•	Total depreciation and amortization is expected to be approximately $24 million.

•	Interest expense is estimated to be $17 million.

•	The Company’s tax rate is estimated to be approximately 40% in 2015.

Conference Call & Webcast

The Company will host a conference call at 9:30 a.m. Eastern Standard Time today. Investors and analysts may participate via conference call by dialing (866) 318-8612 from the United States or (617) 399-5131 from elsewhere. The conference ID is BOULDER. To ensure access to the conference call, participants should dial in at least 10 minutes before the call starts. A rebroadcast will be available until March 5, 2015, and can be accessed by dialing (888) 286-8010. The participant passcode is BOULDER (2685337 on the keypad).

The webcast link, http://edge.media-server.com/m/p/rtd75pko/lan/en, can also be found at http://investors.boulderbrands.com in the Events section. The webcast will be a listen-only format. An archive of the webcast will also be available at http://investors.boulderbrands.com in the Events section.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for all of 2014, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” "estimate," “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including risks related to the Company’s ability to implement its growth strategy, the Company’s ability to manage its supply chain effectively, the Company’s ability to drive product innovation, lack of growth in consumer demand for packaged food products in the health and wellness space, the Company’s ability to maintain distribution, the Company’s ability to generate purchase volume while maintaining or growing profitability, the Company’s ability to maintain the health of its brands, and to prevent erosion of the reputation or appeal of the Company’s brands, continued adverse developments with respect to the sale of the Company’s buttery spreads and related products, adverse developments with respect to the demand for the Company’s gluten free products, maintaining and upgrading the Company’s manufacturing facilities, the loss of a manufacturer, the departure of one or more members of the Company’s management, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the expiration of certain patents, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, , regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the identification and execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, manufacturing gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company's products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s cash requirements and debt, as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “non-GAAP operating income,” “organic net sales,” “brand profit,” “organic brand profit,” "net income and diluted earnings per share (EPS) excluding certain items," “EBITDA” and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Non-GAAP operating income is defined as operating income excluding restructuring, acquisition and integration-related costs and certain other items. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Measures identified as “organic” are calculated including EVOL in the periods prior to acquisition. The Company believes that the exclusion of both non-cash and certain items helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) non-GAAP operating income, (ii) net income excluding certain items, (iii) diluted earnings per share, excluding certain items, (iv) EBITDA, (v) Adjusted EBITDA, and (vi) brand profit are (i) operating income, (ii) net income, (iii) diluted earnings per share, (iv) operating income, (v) operating income and (vi) income before income taxes. We have included in this press release reconciliations of organic net sales to net sales, non-GAAP operating income to GAAP operating income, adjusted EBITDA to GAAP operating income, net income excluding certain items to GAAP net income, diluted EPS excluding certain items to GAAP EPS and brand profit to income before income taxes. Because of the forward-looking nature of the Company’s forecasted EBITDA and adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash	$31,660	$16,732
Accounts receivable, net of allowance of: $1,362 (2014) and $1,111 (2013)	40,065	45,307
Accounts receivable – other	4,709	2,868
Inventories	52,888	35,908
Prepaid taxes	6,985	7,087
Prepaid expenses and other assets	3,844	2,305
Deferred tax asset	6,721	5,832
Total current assets	146,872	116,039
Property and equipment, net	53,151	51,408
Other assets:
Goodwill	233,592	347,227
Intangible assets, net	191,400	242,296
Deferred costs, net	7,830	7,937
Investments, at cost	11,751	8,751
Other assets	1,996	1,825
Total other assets	446,569	608,036
Total assets	$646,592	$775,483
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$53,774	$67,316
Current portion of long-term debt	4,101	3,863
Total current liabilities	57,875	71,179
Long-term debt	301,113	292,344
Deferred tax liability	41,536	52,873
Contract payable	—	1,375
Other liabilities	4,909	1,393
Total liabilities	405,433	419,164

Commitment and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders' equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 64,876,335 and 63,913,639 issued in 2014 and 2013, respectively, and 61,185,672 and 60,222,976 outstanding in 2014 and 2013, respectively	6	6
Additional paid in capital	574,721	560,120
Accumulated deficit	(313,414)	(186,338)
Accumulated other comprehensive loss	(5,837)	(3,234)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total Boulder Brands, Inc. and Subsidiaries stockholders' equity	239,881	354,959
Noncontrolling interest	1,278	1,360
Total equity	241,159	356,319
Total liabilities and equity	$646,592	$775,483

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended December 31, 2014	Three months ended December 31, 2013	Twelve Months ended December 31, 2014	Twelve Months ended December 31, 2013

Net sales	$128,566	$125,504	$516,631	$461,338
Cost of goods sold	81,160	73,592	325,479	269,291
Gross profit	47,406	51,912	191,152	192,047
Operating expenses:
Marketing	5,771	7,278	22,611	30,295
Selling	11,622	9,804	44,674	35,988
General and administrative	21,274	20,318	84,980	75,059
Restructuring, acquisition and integration-related costs	451	1,451	4,351	5,824
Goodwill and tradename impairment	-	-	150,507	-
Total operating expenses	39,118	38,851	307,123	147,166
Operating income (loss)	8,288	13,061	(115,971)	44,881
Other (expense), net:
Interest expense	(4,225)	(3,602)	(18,131)	(24,493)
Other (expense), net	(91)	(441)	(805)	(1,351)
Total other (expense), net	(4,316)	(4,043)	(18,936)	(25,844)
Income (loss) before income taxes	3,972	9,018	(134,907)	19,037
Provision (benefit) for income taxes	2,195	4,149	(7,637)	8,750
Net income (loss)	1,777	4,869	(127,270)	10,287
Less: Net loss attributable to noncontrolling interest	44	80	194	139
Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$1,821	$4,949	$(127,076)	$10,426

Earnings (loss) per share attributable to Boulder Brands, Inc. and Subsidiaries common shareholders:
Basic	$0.03	$0.08	$(2.09)	$0.17
Diluted	$0.03	$0.08	$(2.09)	$0.17
Weighted average shares outstanding:
Basic	61,148,757	59,950,838	60,890,622	59,643,102
Diluted	63,613,563	63,518,915	60,890,622	62,871,488
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(1,511)	(1,915)	(2,603)	(2,605)
Other comprehensive income (loss)	(1,511)	(1,915)	(2,603)	(2,605)
Comprehensive income (loss)	266	2,954	(129,873)	7,682
Less: Comprehensive loss attributable to noncontrolling interest	44	80	194	139
Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries	$310	$3,034	$(129,679)	$7,821

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$(127,270)	$10,287	$4,203
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangibles	22,302	18,815	13,451
Amortization and write-off of deferred financing costs	1,912	8,027	4,078
Deferred income taxes	(12,674)	3,681	(6,137)
Excess tax benefit from stock-based payment arrangements	(4,706)	(3,782)	(2,204)
Stock-based compensation	9,381	9,062	11,513
Asset write-offs	584	2,395	—
Loss on disposal of property and equipment	192	363	—
Impairment loss	150,507	—	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	4,910	(13,047)	(4,016)
Inventories	(17,450)	(5,692)	(2,660)
Prepaid expenses and other assets	(2,986)	583	(1,078)
Prepaid taxes	4,807	(111)	(17)
Accounts payable and accrued expenses	(10,380)	3,003	10,478
Net cash provided by operating activities	19,129	33,584	27,611
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(804)	(54,997)	(126,910)
Purchase of investments	(3,000)	(8,751)	—
Purchase of property and equipment	(11,767)	(24,079)	(8,032)
Proceeds from disposal of property and equipment	28	109	—
Patent/trademark defense costs	(837)	(1,895)	(4,387)
Net cash (used in) investing activities	(16,380)	(89,613)	(139,329)
Cash flows from financing activities
Proceeds from issuance of long-term debt	26,932	302,474	250,651
Repayment of debt	(19,604)	(240,729)	(122,201)
Payments for loan costs	(1,442)	(4,241)	(12,933)
Purchase of noncontrolling interest	(280)	—	—
Contributions from noncontrolling interest	300	899	—
Shares withheld for payment of employee payroll taxes	(2,637)	(3,501)	(2,475)
Proceeds from exercise of stock options	4,269	2,586	—
Excess tax benefit from stock-based payment arrangements	4,706	3,782	2,204
Net cash provided by financing activities	12,244	61,270	115,246
Effects of exchange rate changes on cash and cash equivalents	(65)	(18)	22
Net increase in cash and cash equivalents	14,928	5,223	3,550
Cash – Beginning of year	16,732	11,509	7,959
Cash – End of year	$31,660	$16,732	$11,509
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$212	$5,412	$10,098
Interest	$14,358	$12,681	$10,796